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EXHIBIT 5

LEGAL OPINION

    Opinion of Leslie J. Parrette, Jr.

August 13, 2001

UtiliCorp United Inc.
20 West 9th Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

    I have acted as counsel to UtiliCorp United Inc., a Delaware corporation (the "Company") in connection with its filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act, Common Stock, par value $1.00, of the Company (the "Shares") to be offered from time to time by the Company pursuant to the exercise of non-qualified stock options granted to participants in the Company's Amended and Restated 1986 Stock Incentive Plan (the "Plan") and transferred by those participants to certain permitted transferees in accordance with the terms of the Plan.

    I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

    On the basis of such examination, I am of the opinion that the Shares have been duly authorized and, upon payment and issuance in accordance with the Plan, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ LESLIE J. PARRETTE, JR. Leslie J. Parrette, Jr. Senior Vice President and General Counsel UtiliCorp United Inc.

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  EXHIBIT 5
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